Heartland Bancshares, Inc. Announces Increased Second Quarter Earnings and Higher Total Assets.

Franklin, Ind. – August 3, 2005, Heartland Bancshares, Inc. IN (HRTB – OTC BB) announced that it recorded net income of $295,000 or $.21 per share for the quarter ended June 30, 2005 an increase of $2,000 from the quarter ended June 30, 2004. Heartland recorded net income of $293,000 or $.21 per share for the quarter ended June 30, 2004.

Total assets increased $12,391,000 or 6.67% to $198,228,000 at June 30, 2005 from $185,837,000 at December 31, 2004. During this same period, gross loans increased $6,363,000 to $130,702,000 at June 30, 2005, while total deposits increased by $4,330,000 to $159,992,000 at June 30, 2005. Long-term debt increased by $7,000,000 from December 31, 2004 to June 30, 2005.

President Steve Bechman commented “We are pleased to report our increase in earnings from the same quarter last year along with asset growth. We revamped our commercial lending department in the second quarter by hiring a new senior lending officer and an experienced commercial lender. We also took advantage of the temporary decline in long term interest rates experienced in June by adding $6,000,000 of long-term debt to fund current and future loan growth.”

Heartland’s increase in quarterly net income came despite $75,000 of provision for loan losses recorded in the second quarter 2004 compared to $0 recorded during the quarter ended June 30, 2004. Heartland’s allowance for loan losses at June 30, 2005 was $2,180,000 or 1.67% of loans. Net loan charge-offs were $331,000 for the quarter ended June 30, 2005. Non-performing assets total $2,911,000 or 1.47% of total assets at June 30, 2005 and include $2,046,000 of non-accrual loans, $360,000 of loans greater than 90 days past due and still accruing and $505,000 of other real estate and repossessed assets.

Net interest income increased by $109,000 to $1,828,000 for the second quarter of 2005, from $1,719,000 for the second quarter of 2004. The increase in net interest income is primarily attributable to higher average levels of interest earning assets and higher average yields on interest earning assets in 2005 compared to 2004. Non-interest income was $61,000 lower in the second quarter of 2005 compared to 2004 due to $89,000 of gain on the sale of other real estate recorded in 2004 compared to $0 in 2005. Non-interest expenses were $5,000 higher in the second quarter 2005 compared to the second quarter 2004. Income tax expensed declined to $134,000 for the second quarter 2005 from $168,000 for the second quarter 2004. The effective tax rate declined to 31.3% for the second quarter 2005 from 36.3% for the second quarter 2004 due to higher non-taxable securities interest income and higher increase in cash surrender value of life insurance as a percentage of net income before taxes.

Heartland’s net income for the six months ended June 30, 2005 was $609,000 or $.43 per share compared to $643,000 or $.46 per share for the six months ended June 30, 2004. Net interest income increased by $280,000 for the six months ended June 30, 2005 compared to the six months ended June 30, 2004. Heartland recorded $135,000 of provision for loan losses during the six months ended June 30, 2005 compared to a negative loan loss provision of $200,000 recorded in the six months ended June 30, 2004. Non-interest income decreased by $9,000 and non-interest expense increased by $38,000 for the six months ended June 30, 2005 compared to the same period in 2004. Included in non-interest expense for the six months ended June 30, 2005 is $74,000 of professional fees related to a terminated merger agreement. Income tax expense declined to $291,000 for the six months ended June 30, 2005 from $359,000 for the six months ended June 30, 2004. The effective tax rate declined to 32.4% for the six months ended June 30, 2005 from 35.8% for the six months ended June 30, 2004 due to higher non-taxable securities interest income and higher increase in cash surrender value of life insurance as a percentage of net income before taxes.

Contact: Steve Bechman, President or Jeff Joyce, CFO (317) 738-3915

HEARTLAND BANCSHARES, INC.

SELECT BALANCE SHEET DATA

June 30, 2005 and December 31, 2004

(Dollar amounts in thousands)

(Unaudited)

	June 30, 2005	December 31, 2004

Total cash and cash equivalents	$16,661	$12,021
Securities available-for-sale	42,638	42,162
Gross Loans	130,702	124,339
Allowance for loan losses	2,180	2,491
Total deposits	159,992	155,662
Long-term debt	11,000	4,000
Total Liabilities	184,080	172,331
Shareholders' equity	14,148	13,506
Total assets	$198,228	$185,837

HEARTLAND BANCSHARES, INC. SELECTED INCOME STATEMENT DATA
Three and Six Months ended June 30, 2005 and 2004
(Dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Interest income	$2,647	$2,272	$5,141	$4,449
Interest expense	819	553	1,510	1,098
Provision for loan losses	75	—	135	(200)
Noninterest income	485	546	981	990
Noninterest expense	1,809	1,804	3,577	3,539
Income tax expense	134	168	291	359
Net income	295	293	609	643
Basic earnings per share	.21	.21	.43	.46
Diluted earnings per share	.20	.20	.42	.45